Exhibit 10.1

RECYCLING/RECLAMATION

SERVICES AGREEMENT (*modified)

THIS AGREEMENT made as of March 13, 2024, between American Battery Technology Company, a Nevada corporation (“Recycler”), having its principal place of business at 100 Washington St., Ste. 100, Reno, NV 89503 and Veolia ES Technical Solutions, L.L.C. (“Veolia”), having a place of business at 53 State Street, 14th Floor, Boston, MA 02109, sets forth the terms and conditions by which Recycler will provide Veolia with the Services indicated below. Recycler and Veolia are sometimes referred to herein each as a “Party” collectively as the “Parties.”

Veolia is in possession of certain recyclable materials (hereinafter called “Recyclable Material”), to be identified at the time of purchase via a Recyclable Material Schedule (“Schedule”) and signed by both parties in writing. A Schedule will be completed identifying each of Veolia’s Recyclable Materials and are incorporated herein by reference. Veolia desires to engage Recycler to perform the following services (“Services”) with respect to such Recyclable Material:

X	Classification	Labeling
	Packaging	Transportation
X	Recycling	Equipment Testing (Non-functioning/
	Other	R2 Ready for Repair Equipment)

This Agreement shall cover the performance of all Services for all locations, subsidiaries and affiliates of the Recycler. Such affiliated entities shall assume the obligations of this Agreement when Services are ordered in a manner specified herein. Subject to the foregoing, neither party shall assign this Agreement without the prior written consent of the other party.

The parties, intending to be legally bound agree as follows:

1.	Recycler Warranties and Representations

Recycler warrants and represents as follows:

a. Recycler has the capability, experience and means required to perform the Services covered by this Agreement. Services will be performed using personnel, equipment and material qualified and suitable to do the work requested.

b. Recycler will perform all Services in a diligent and workmanlike manner consistent with all presently applicable laws and regulations.

c. Recycler will notify Veolia if (i) Recycler is served with notice of violation of any laws, regulations or permits which relate in any material respect to Services hereunder; (ii) proceedings are commenced which could lead to revocation of permits or licenses which relate to such Services; (iii) permits or licenses relating to such Services are revoked; or (iv) Recycler becomes aware that any equipment or facilities related to such Services are not in compliance with applicable laws and regulations.

d. Recycler warrants that all facilities to which Recycler ships Recyclable Material will be licensed and permitted to receive such Recyclable Material. Recycler will obtain Veolia’s written approval prior to the use of any treatment, storage or disposal facility, and Recycler will not divert Recyclable Material received hereunder without the consent of Veolia.

e. Recycler’s vehicle(s) shall be sufficiently clean so as not to contain any contaminants which may react, mix with or change the composition or characteristics of the Materials. Recycler will provide dedicated bulk transport vehicles for the transportation of materials loaded by Veolia, and will not allow loading of any Materials onto the dedicated bulk transport vehicle by any party other than Veolia or its designated subcontractor without Veolia’s consent. Recycler’s transport vehicle, prior to hauling other materials, goods, or products for other customers of Recycler and after the termination of transportation services for Veolia, shall be cleaned, purged, and decontaminated such that other materials, goods, or products transported by Recycler are not contaminated with Materials. Recycler has obtained and will maintain, during the term of this Agreement, all permits, licenses, and other certificates of approval required by an applicable federal, state or local law, rule, or regulations to allow Recycler to transport the Materials. Recycler will immediately notify Veolia if (i) Recycler is served with notice of any violation of any laws, regulations, or permits which relate to services hereunder: (ii) proceedings are commenced with could lead to revocation of permits or licenses which relate to such services; (iii) permits or licenses relating to such services are revoked; or (iv) Recycler becomes aware that any equipment of facilities related to such services are not in compliance with applicable laws and regulations. If any manifest or other document required by federal, state or local law or regulation is to accompany or be delivered with the Materials, such manifests or documents shall be delivered in the form and number and in the same condition as received by Recyclers from the original generator of the Materials. Recycler has, and Recycler’s employees, agents, and subcontractors have, acquired the requisite expertise to safely handle and transport the Materials which Recycler agrees to handle, load, transport or store for Veolia. Recycler understands the hazards and risks to human health, property, and the environment involved in handling or transporting Materials. Recycler is not now, nor will Recycler during the term of this Agreement be prohibited by any federal, state, or local law, rule, regulation, or order from transferring possession and control to the Material for land transport at the designated transfer location. Recycler, Recycler’s employee, subcontractors, agents, assignees, or other acting for or on Recycler’s behalf shall comply with all applicable regulations for transporting and handling Materials and, when applicable, for transporting and handling non-hazardous Materials.

*If Recycler instead utilizes a third-party logistics company (3PL) to manage the transportation of the foregoing Materials, Recycler shall ensure that the 3PL is appropriately qualified to transport the Materials.

f. Security Measures. If Recycler transports Materials that are defined in US DOT regulations as non-hazardous materials, Recycler warrants that Recycler has developed and adheres to a Security Plan meeting the requirements of 49 CFR 172.802. In addition, Recycler shall ensure that when transporting Materials for Veolia that the following enroute security procedures are followed:

●	Recycler shall secure the cargo portion of vehicles transporting packages of Material with a lock or seal while in transit to the destination facility,

●	Recycler shall equip its drivers who are transporting Veolia’s Materials with a communication device, and shall require that their drivers immediately report any delays enroute, loss of Materials, or security breach to a designated supervisor or management official of the Recycler, and

●	Recycler shall immediately report an delays enroute, loss of Materials or security breach to a representative of the Veolia’s business unit for which it is performing services.

*If Recycler instead utilizes a 3PL to manage the transportation of the foregoing Materials, Recycler shall ensure that the 3PL is appropriately qualified to transport the Materials.

2.	Safety

Recycler and Veolia will take all necessary precautions for the safety of their employees, subcontractors and agents who assist in the performance of this Agreement. Recycler and Veolia will comply with all applicable laws, regulations and safety standards to prevent accidents or injuries to persons on or about the premises where the Services under this Agreement are being performed.

3.	*Transfer of Title

*Subject to the provisions of Section Four (4) and the limitations of all applicable laws and regulations, title to the Recyclable Material will pass from Veolia and vest in Recycler when the Recyclable Material is delivered to Recycler at Recycler’s facility. In the event Recycler utilizes the services of a third party transporter to perform any transportation services, Recycler shall assume title to the Recyclable Materials at the point the third party transporter loads the Recycle able Materials onto the third party transporter’s vehicle and leaves the Company’s property.

4.	Recyclable Material Identification and Non-Conformity

a. *Veolia warrants and agrees that the Recyclable Material will conform to the description and specifications set forth in the Schedule, which shall meet the requirements of 49 CFR 173.185. Veolia will provide Recycler with all relevant information concerning the composition, quantity, toxicity or potentially hazardous properties of any Recyclable Material for which Services are requested.

b. *Recyclable Material will be considered non-conforming if it contains constituents or possesses characteristics or properties that: a) do not conform to the descriptions or specifications set forth in the Schedule. In the event Recycler discovers that any Recyclable Material is non-conforming, Recycler may reject or revoke its acceptance of such Recyclable Material. If the Recyclable Material is in Recycler’s possession, the parties will promptly agree upon a lawful manner of disposition of the Recyclable Material. If the parties are unable to so agree, the Recyclable Material will be returned to Veolia for its disposition. Veolia will compensate Recycler for all costs of return and work performed in connection with the disposition or return of all non-conforming Recyclable Material.

5.	Indemnification

a. Recycler agrees to indemnify, defend and hold Veolia harmless from and against any and all liabilities, claims, costs, losses, damages and other expenses (including without limitation, reasonable legal expenses and settlement costs) (hereinafter “Claims”) which Veolia may hereafter incur, become responsible for or pay out as a result of death or bodily injuries to any person, damage to any property, contamination of or adverse effects on the environment or any violation of laws or regulations, resulting from or arising out of: (i) Recycler’s performance of Services pursuant to this Agreement; (ii) Recycler’s negligence or misconduct in the performance of Services; (iii) Recycler’s breach of this Agreement; or (iv) Recycler’s violation of laws, regulations, statutes or ordinances.

*b. Veolia agrees to indemnify, defend and hold Recycler harmless from and against any and all Claims which Recycler may hereafter incur, become responsible for or pay out as a result of death or bodily injuries to any person, damage to any property, contamination of or adverse effects on the environment or any violation of laws or regulations, to the extent resulting from or arising out of (i) Veolia’s performance under this Agreement; (ii) any negligence or willful misconduct of Veolia; (iii) any material breach by Veolia of any provisions hereunder; or (iv) any non-conforming Recyclable Material that has been properly handled by Recycler; or (v) Veolia’s violation of laws, regulations, statutes or ordinances.

c. DELETED

6.	Limitation of Liability

Notwithstanding any other provisions contained herein, in no event will Veolia be responsible for any incidental, indirect or consequential damages (including loss of profits) incurred by Recycler or any third party.

Veolia assumes no liability for the quality of the refining process or return of products to Veolia’s Client. Recycler assumes all fiduciary responsibilities and liabilities associated with the scope of work.

7.	Insurance

Recycler shall obtain and maintain at its own expense the minimum limits of insurance set forth in the ACORD attached hereto as Appendix B, with Recycler retaining the option to substitute insurance companies, so long as the insurance companies are rated at or better than reflected in Appendix B.

Upon execution of this Agreement and at each insurance policy renewal throughout the term of this Agreement, Recycler will provide Veolia with an ACORD certificate of insurance evidencing that the above-described coverages are in full force and effect. Where available, Recycler will name Veolia as additional insured. All deductibles, co-insurance, or other forms of retention are the sole responsibility of the Recycler. Recycler will not permit any cancellation or non-renewal in the insurance coverage to be provided hereunder without thirty (30) days’ written notice to Veolia.

All policies shall be issued on occurrence-based forms, except for coverage (vi), which may be issued on a claims-made form. All claims-made policies will at least be retroactive to the earlier of the date of this Agreement or the commencement of the Recycler’s services in relation to the work, and shall be maintained for three (3) years after the expiration or termination of this Agreement.

These insurance requirements will not be construed in any matter as waiving, restricting or limiting Veolia’s rights or Recycler’s obligations under this Agreement. Veolia does not represent that coverage or limits herein will be adequate to protect Recycler. Recycler remains responsible for any liability not paid by insurance including deductibles, co-insurance and other forms of retention.

8.	Veolia Warranties and Representations

Veolia warrants and represents as follows:

a.	Veolia will not mix into any single container, substances which may result in a hazardous reaction, or an explosive or shock sensitive mixture.
b.	Veolia will comply with all laws and regulations applicable to its obligations under this Agreement.
c.	Veolia has title, free of any claim or encumbrance, to the Recyclable Material and is under no legal restraint which would prohibit transfer of title by Veolia to Recycler.
d.	Veolia will communicate to Recycler those special hazard risks involved in handling the Recyclable Material of which it is or becomes aware.
e.	The Recyclable Material delivered to Recycler will meet the description and specifications set forth in the Schedule.

9.	Confidentiality

Recycler and Veolia will treat as confidential property and not disclose to others during the term of this Agreement, any confidential information concerning the other party including, but not limited to any of the other party’s plans, programs, facilities, processes, products, recyclable materials, prices, equipment, operations or Customers which may come within the knowledge of the parties in the performance of this Agreement, without in each instance securing the prior consent of the other party. The parties’ obligations under applicable laws and regulations to submit reports and manifests will not be affected by this paragraph. In addition, the disclosure of information in composite form in such a manner as not to identify the other party will not be affected by this paragraph. Information within the public domain, other than as a result of a breach of this Agreement, or known to the parties prior to this Agreement will not be considered confidential.

10.	Solicitation

Without prior written consent from VEOLIA, Recycler will not seek to solicit any VEOLIA customers (“Existing VEOLIA Customers”) whose wastes are being actively managed by Recycler under this contract (“Existing VEOLIA Customer Wastes”) to manage hazardous waste and transportation services for any Existing VEOLIA Customer, during the period Recycler is managing Existing VEOLIA Customer Wastes for said Existing VEOLIA Customer and for 90 days after the last load of those Existing VEOLIA Customer Wastes is received by Recycler; provided, however, that notwithstanding anything that may be read to the contrary in this section, providing recycling, treatment, or disposal services without also providing hazardous waste management and transportation services is not precluded under this section. Recycler recognizes that VEOLIA’s remedy at law for the breach of this Paragraph would necessarily be inadequate, and Recycler thus stipulates that, in the event of any such breach, VEOLIA shall be entitled to appropriate equitable relief (including but not limited to injunctive relief or specific performance) in addition to monetary damages. VEOLIA acknowledges and agrees that (a) as of the date of this Agreement, Recycler may have business relationships of its own with Existing VEOLIA Customers and the continuation of such business relationships does not breach this contract or the limitations of this Paragraph, (b) Recycler may entertain and accept business proposals made by Existing VEOLIA Customers, so long as the initial solicitation for that proposal is not made by Recycler in violation of the first sentence of this Paragraph, and (c) Recycler is free to compete with VEOLIA for the business of any Existing VEOLIA Customer, except for Existing VEOLIA Customer Wastes in accordance with the first sentence of this paragraph.

11.	Compensation

a. For Services performed hereunder, Veolia will compensate Recycler in accordance with a mutually agreed upon fee.

b. Recycler will submit an invoice to Veolia for Services performed which Veolia will make payment within 30 days from the date of the invoice.

c. In the event that Recycler purchases Recyclable Materials from Veolia, Recycler will make payment for Recyclable Materials to Veolia within 30 days of Recycler’s receipt of Recyclable Materials.

d. Recycler will have the right to change its fees by giving written notice to Veolia of such change. Any such change will become effective sixty (60) days after receipt by Veolia of such notice.

12.	Assignment and Subcontractors

This Agreement is assignable only upon the express written consent of both parties. Such consent will not be unreasonably withheld.

13.	Recycling

Recycler will only recycle Veolia’s Recyclable Material at Recycler’s owned facilities listed on Appendix A and the listing of all downstream vendors on Appendix A used by the Recycler for further management or recycling of focus material (FM) containing equipment. Recycler shall be required to update the list of downstream vendors on Appendix A as new downstream vendors are utilized.

14.	Independent Contractor

Recycler is and shall perform this Agreement as an independent contractor and, as such, shall have and maintain complete control over all of its employees, agents and operations. Neither Recycler nor anyone employed by it shall be, represented, act, purport to act or be deemed to be agent, representative, employee or servant of Veolia.

15.	Term and Termination

a. This Agreement will be in effect for one (1) calendar year from the date of execution by Veolia and will continue from year to year thereafter. Either party may terminate this Agreement by providing the other party with at least thirty (30) days’ prior written notice. No termination of this Agreement will have any effect on Recycler’s right to compensation for services rendered. The provisions of Sections 4, 5, 6, and 9 will survive any termination of this Agreement.

b. Notwithstanding the above, either party shall have the right to cancel this Agreement immediately if the other party becomes insolvent, makes an assignment for the benefit of creditors, has a bankruptcy petition filed by or against it or breaches any material term.

16.	Force Majeure

Except with respect to the indemnification obligations of Section 5 and the obligation of Veolia to deliver conforming Recyclable Material, neither party will be liable for failure to perform hereunder due to circumstances beyond its reasonable control.

17.	Notice

Routine notices of conditions or situations affecting the Services performed under the Agreement will be given in writing between designated operating personnel of Recycler and the Veolia. All other notices will be given in writing to the parties as follows:

For RECYCLER:	American Battery Technology Company
100 Washington St., Ste. 100
Reno, NV 89503
ATTN: General Counsel

For VEOLIA:	Veolia ES Technical Solutions, L.L.C.
53 State Street, 14th Floor
Boston, MA 02109
ATTN: General Counsel

18.	Governing Law

*It is the intent of the parties that the validity, interpretation and construction of this Agreement will be governed by the laws of the State of New York.

19.	Savings Clause

If any provision of the Agreement is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement. This Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

20.	Headings

Section headings are for the convenience of the parties only and are not to be construed as part of this Agreement.

21.	Entire Agreement

Appendix A is attached hereto and made a part of this Agreement. This Agreement constitutes the entire understanding between the parties, and cancels and supersedes all prior negotiations, representations, understandings and agreements. This Agreement may be amended only by a written specific reference to it signed by both parties. In the event of a conflict between the provisions in the body of this Agreement and any attachments hereto, the terms in the body of this Agreement will control.

22.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

23.	*R2: Standards for Electronics Recyclers; Focus Materials

The RECYCLER understands VEOLIA maintains a registration in accordance with The Sustainable Electronics Reuse & Recycling (R2) Standard: 2013 (R2:2013) or R2v3:2020 R2 Code of Practices (R2 Practices), which requires the maintenance of a Focus Materials (FM) Management Plan. The Recyclable Materials covered under this Agreement may contain Focus Materials (FM) covered under the R2 Practices including batteries, whole or shredded circuit boards; cathode ray tubes (CRT) and CRT glass; mercury; PCBs; and printer cartridges. Therefore RECYCLER agrees to manage FM containing equipment in accordance with the following:

a.	*FM and FM containing equipment, if any are accepted by the Recycler for processing, will be recycled or managed in accordance Core Requirement 8 of the R2 Practice with the following methods.

i.	Batteries will be recycled for metals recovery
ii.	Whole or shredded circuit boards, if any, will be recycled for metals recovery
iii.	CRT containing equipment, if any, will be recycled via legitimate recycling methods such as, glass to glass recycling, lead smelting, or use as a substitute for a raw material in the manufacture of a product.
iv.	Mercury containing items, if any, will be retorted for mercury recovery
v.	PCB containing items, if any, will be incinerated in accordance with the requirements of 40 CFR 761
vi.	In accordance with R2 Core Requirement 2 and Section 8 (b) of the R2 Practice, printer cartridges, if any, will be recycled for reuse where practicable.

b.	*In accordance with Appendix A – Downstream Recycling Chain of the R2 Practices, will be provided to Veolia on an annual basis, the Recycler will confirm, through audits or other similarly effective means, that each downstream facility to which this section applies continues to conform to the requirements of this section for as long as it receives FM directly or indirectly from the Recycler. Recycler shall be required to obtain Veolia’s consent prior to utilizing any other downstream facility not listed￼

c.	Recycler will provide Veolia with a listing of all downstream vendors in Appendix A used for further management or recycling of FM containing equipment, if any, received from Veolia. Recycler also agrees to notify Veolia of any changes in downstream vendors used.

d.	Recycler shall develop and adhere to a documented system to manage environmental, health, and safety risks and legal requirements. The management system shall include at a minimum the EH&S Management System consistent with Core Requirement 3 and Core Requirement 4 (Legal and Other Requirements) of the R2 Practices.

e.	Recycler will comply with all applicable environmental and health and safety legal requirements and maintain a current list of its environmental permits and copies of each.

f.	Recycler will conform to Core Requirement 6 (Sorting, Categorization, and Processing) of the R2Practices, where applicable.

g.	Recycler will maintain business records documenting the flow of FMs, if any, down the recycling chain in a manner consistent with Core Requirement 5 (Tracking Throughput) of the R2 Practices.

h.	Recycler will employ measure to ensure the security of the FM, if any, and equipment down the recycling chain in a manner consistent with Core Requirement 7 (Data Security) of the R2 Practices.

i.	Recycler will adhere to the requirements of Provision 7 (Data Security) for the security and destruction of data containing media, where applicable.

j.	The Recyclable Material delivered to the Recycler has not been tested and does not meet the definitions of either “Tested and Full Function, R2 Ready for Reuse” or “Tested for Key Functions, R2 Ready for Resale”, as described in Core Requirement 6 (Sorting, Categorization, and Processing) of the R2 Practices

IN WITNESS WHEREOF, Recycler and Veolia have each caused this Agreement to be executed by their duly authorized representative on the date set forth above.

Veolia ES Technical Solutions, L.L.C. Recycler

By:	/s/ Bob Cappadona	By:	/s/ Ryan Melsert
Title:	President	Title:	CEO
Date:	6/24/2024	Date:	April 19, 2024

MOSS LANDING AMENDMENT 2

This Amendment 2 to the Recycling/Reclamation Service Agreement dated March 13, 2024, is entered into as of October 9, 2025 (the “Effective Date”), by and between:

1.	American Battery Technology Company, a Nevada corporation, having its principal place of business at 100 Washington Street, Suite 100, Reno, NV 89503 (“ABTC”); and

2.	Veolia ES Technical Solutions, L.L.C., a Delaware limited liability company, having its principal place of business at 100 Federal Street, 3rd Floor, Boston, MA 02110 (“Veolia”).

ABTC and Veolia may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS Veolia controls a minimum of 35,156 accessible modules accounting for 6,892,340 pounds or 3,126 MT of LG Lithium-Ion battery products, including intact non-DDR, intact DDR, as part of the Veolia Moss Landing Phase 1 Project (“Moss Landing”)

The Parties, therefore, agree as follows:

1. DEFINITIONS

1.1.	“Property” means the Moss Landing Energy Storage site in Moss Landing, CA

1.2.	“Material” means lithium-ion batteries or similar material of NMC chemistries currently at the Property or other Veolia-controlled locations, including material designated by the U.S. Environmental Protection Agency (“EPA”) or other appropriate regulatory body as hazardous or non-hazardous, prepared and packaged in accordance with Section 2.

1.3.	“Acceptable Container” means any of the following: (a) 30 gallon steel or poly drum with secure lid and a drum liner; (b) 55 gallon steel or poly drum with secure lid and a drum liner, a wooden crate, palletized batteries or (c) other mutually agreed upon container not to exceed a gross weight of 3,000 lb.

1.4.	“Recycling Facility” means ABTC’s permitted recycling facility.

1.5.	“Storage Facility” means ABTC’s off-site storage facility.

1.6.	“Agreement” means the terms and conditions set forth in the Recycling/Reclamation Services Agreement, dated March 13, 2024, between ABTC and Veolia.

2. PREPARATION, PACKAGING, DELIVERY AND DESTRUCTION OF BATTERY MODULES

2.1.	Preparation. Veolia will prepare the Material in a manner consistent with ABTC’s operational capabilities.

2.2.	Packaging. Veolia will label each Acceptable Container in compliance with all applicable laws and will supply ABTC with necessary shipping paperwork and referencing unique Shipment IDs, serial numbers with gross weights and net weights prior to shipment.

2.3.	Delivery. TIMELY DELIVERY IS OF THE ESSENCE, Veolia will timely deliver the Materials to ABTC designated facilities, subject to Schedule A.2 - Anticipated Schedule. Veolia will promptly notify ABTC in writing if Veolia becomes aware of any circumstance that is likely to delay delivery of Material and use commercially reasonable efforts to pull in such delay. Such notice will specify the cause of delay, the anticipated duration, and corrective action. See Schedule A.1 for any Delivery Remedies and Schedule A.2 - Anticipated Schedule commitments of the Parties.

2.4.	Return of packaging. At Veolia’s request, ABTC will return packaging at Veolia’s expense, if so desired by Veolia (logistics to be handled by Veolia) in black shrink wrap, ensuring labels are covered, for the return loads for reuse and repacking.

2.5.	Certificate of destruction. ABTC will return a certificate of destruction for each shipment of Materials processed within 24 hours of destruction. This certificate will include net weights destroyed along with signed corresponding paperwork referencing unique IDs, serial numbers or other such tracking documentation included with the original shipping paperwork.

3. PRICING & PAYMENT

3.1.	Rate. See Schedule A-3 for the Pricing agreed upon by the Parties.

4. MISCELLANEOUS

4.1.	Compliance with Governing Agreement. This SOW is governed by the terms and conditions set forth in the Agreement. In the event of any conflict between this Amendment and the Agreement, the terms of the Agreement will prevail.

4.2.	Modifications and Amendments. Any changes to this SOW must be mutually agreed upon in writing and signed by authorized representatives of both Parties.

4.3.	Effective Date and Term. This Amendment will become effective as of the Effective Date stated above and will remain in effect until project completion, unless terminated or modified in accordance with the Agreement.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the Effective Date.

Veolia ES Technical Solutions, L.L.C.		American Battery Technology Company

By:	/s/ Scott Thibodeau	By:	Steven Wu
Title:	General Manager	Title:	COO
Date:	11/5/2025	Date:	11/5/2025

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